Exhibit 107

Calculation of Filing Fee Table

Form F-4

(Form Type)

GENIUS SPORTS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Ordinary Shares, par value $0.01 per share	Rule 457(i)	7,668,381(1)	$5.41(2)	$41,485,941.20	$0.00011020	$4,571.75

	Equity	Warrants to purchase Ordinary Shares	Rule 457(i)	7,668,381(3)	N/A	N/A	N/A	—(2)

Fees previously paid								—

	Total Offering Amounts							$4,571.75

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,571.75

(1)	Represents the maximum number of ordinary shares that may be issued upon exercise of the warrants that may be amended pursuant to the Warrant Amendment.
(2)

Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) $0.8256, the average high and low prices of the warrants on NYSE on November 14, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the $4.58 exercise price of the Warrants (calculated based on the average of the high and low prices of the ordinary shares on NYSE on November 14, 2022). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants has been allocated to the ordinary shares issuable upon exercise of the warrants and included in the registration fee paid in respect of such ordinary shares.

(3)	Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment.